Filed pursuant to Rule 433
Registration Statement No. 333-124683
Final Term Sheet
November 28, 2007
E. I. du Pont de Nemours and Company
$750,000,000 5.000% Senior Notes due 2013

Issuer:	E. I. du Pont de Nemours and Company

Title of Securities:	5.000% Senior Notes due January 15, 2013

Trade Date:	November 28, 2007

Settlement Date (T+3 ):	December 3, 2007

Maturity Date:	January 15, 2013

Aggregate Principal Amount Offered:	$750,000,000

Price to Public (Issue Price):	99.782% plus accrued interest,
if any, from December 3, 2007

Interest Rate:	5.000% per annum

Interest Payment Dates:	Semi-annually on each January 15 and July 15,
commencing July 15, 2008

Optional Redemption:	Make-whole call at any time at the greater of 100% or the
discounted present value of the remaining scheduled
payments of principal and interest at Treasury Rate plus
30 basis points.

Joint Bookrunners:	Banc of America Securities LLC, Credit Suisse Securities
(USA) LLC, J. P. Morgan Securities Inc., Deutsche Bank
Securities Inc., Goldman, Sachs & Co. and Morgan
Stanley & Co. Incorporated

Co-Managers:	Blaylock & Company, Inc., Mitsubishi UFJ Securities
International plc, Mizuho Securities USA Inc., RBS
Greenwich Capital, Santander Investment Securities Inc.,
UBS Securities LLC, The Williams Capital Group, L.P.

CUSIP:	263534BS7
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Banc of America Securities LLC toll free at 1-(800) 294-1322, (ii) Credit Suisse Securities (USA) LLC at 1-(800) 221-1037, or (iii) J. P. Morgan Securities Inc. collect at (212) 834-4533.